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                                   Exhibit 11
                                   ----------

                   Computation of Net Income Per Common Share

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                                                                     Exhibit 11


                               THE SCOTTS COMPANY
                   Computation of Net Income Per Common Share
                     (in millions except per share amounts)

                                           For the Three Months Ended          For the Year Ended
                                           --------------------------          ------------------
                                          September 30    September 30      September 30  September 30
                                              1997            1996              1997          1996
                                              ----            ----              ----          ----
Net income (loss) for computing net income
     (loss) per common share:
Net income (loss)                            $ (3.5)        $(13.6)            $39.5         $ (2.5)
Class A Convertible Preferred Stock
     dividend                                  (2.4)          (2.4)             (9.8)          (9.8)
                                             ------         ------             -----         ------
Net income (loss) applicable to
     common shares                           $ (5.9)        $ 16.0)            $29.7         $(12.3)
                                             ======         ======             =====         ======

Net income (loss) per common share:          $(0.32)        $(0.86)            $1.35         $(0.65)
                                             ======         ======             =====         ======


                     Computation of Weighted-Average Number
                          of Common Shares Outstanding
                                  (in millions)

                                           For the Three Months Ended          For the Year Ended
                                           --------------------------          ------------------
                                          September 30    September 30      September 30  September 30
                                              1997            1996              1997          1996
                                              ----            ----              ----          ----
Weighted-average common shares
     outstanding during the period            18.7            18.6              18.6          18.8
Assuming conversion of Class A
     Convertible Preferred Stock               --              --               10.3           --
Assuming exercise of options                   --              --                0.3           --
Assuming exercise of warrants                  --              --                0.1           --
                                              ----            ----              ----          ----
Weighted-average number of common
     shares outstanding and
     dilutive common share equivalents        18.7            18.6              29.3          18.8
                                              ====            ====              ====          ====

Fully diluted weighted-average common shares outstanding were not materially different than primary weighted-average common shares outstanding for the period presented.